UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Dollar amounts presented in thousands, except per share amounts)

On February 29, 2024, Titan International, Inc., a Delaware corporation (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among the Company, Titan Tire Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Holdings”), Carlstar Intermediate Holdings I, LLC (“Carlstar Intermediate”), AIPCF V Feeder (Cayman), LP (“AIPCF Cayman”), AIPCF V Feeder CTP Tire, LLC (together with Carlstar Intermediate and AIPCF Cayman, the “Sellers”) and The Carlstar Group, LLC (“Carlstar”) under which Holdings acquired all of the equity interest of Carlstar (the “Transaction”) for a total purchase price of approximately $296.2 million, consisting of $127.5 million of cash (the “Cash Consideration”) and $168.7 million of the Company’s common stock, subject to certain customary adjustments including a working capital adjustment based on an agreed working capital target. See Note 1 to this unaudited pro forma condensed combined financial information for additional information on the Transaction. The unaudited pro forma condensed combined financial information is presented to illustrate the effects of the acquisition (the “Acquisition”) of Carlstar by the Company and certain contemporaneous financing transactions (collectively, the “Transaction”) as if the Acquisition has occurred on January 1, 2023, the beginning of the most recently completed fiscal year preceding the Acquisition.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 are based upon, derived from and should be read in conjunction with the historical audited consolidated financial statements of the Company for the year ended December 31, 2023 (which are available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2024), and the historical financial statements of Carlstar included in this Form 8-K/A as Exhibit 99.1.

For purposes of the pro forma condensed combined statement of operations, results for Carlstar are presented for the twelve-month period ended December 31, 2023. This information was derived from the historical audited statement of operations of Carlstar for the year ended December 31, 2023, as included in this Form 8-K/A as Exhibit 99.1. For purposes of the pro forma condensed combined balance sheet, we utilized the audited historical balance sheet of Carlstar as of December 31, 2023 included in this Form 8-K/A as Exhibit 99.1.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 assumes that the Transaction occurred on January 1, 2023. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 assumes that the Transaction occurred on December 31, 2023. The historical condensed combined financial information has been adjusted to give pro forma effect to reflect the accounting for the Transaction in accordance with U.S. GAAP. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The Acquisition is being accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification ("ASC") Topic 805, "Business Combinations" ("ASC 805"), and using the fair value concepts defined in ASC Topic 820, "Fair Value Measurements" ("ASC 820"). ASC 820 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop fair value measures. Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date". This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value. The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information is based upon management's internally developed preliminary estimates of the fair market value of the assets acquired and liabilities assumed, as if the Acquisition had occurred on the above dates. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made solely for the purpose of developing the unaudited pro forma condensed combined financial information. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma condensed combined financial information contained herein, and our future results of operations and financial position.

The unaudited pro forma condensed combined financial information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the Transaction.

TITAN INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
(All amounts in thousands, except share data)

	Historical Titan	Historical Carlstar Business as of December 31, 2023	Transaction Accounting Adjustments	Note References	Pro Forma Combined

Assets
Current assets
Cash and cash equivalents	$220,251	$19,400	$4,793	4(a)	$244,444
Accounts receivable, net	219,145	71,000	—		290,145
Inventories	365,156	139,900	10,700	4(b)	515,756
Prepaid and other current assets	72,229	3,500	—		75,729
Total current assets	876,781	233,800	15,493		1,126,074
Property, plant and equipment, net	321,694	74,100	54,062	4(c)	449,856
Operating lease assets	11,955	95,800	2,200	4(d)	109,955
Goodwill	—	5,100	25,709	4(e)	30,809
Intangible assets, net	—	3,600	12,170	4(f)	15,770
Deferred income taxes	38,033	3,300	(3,300)	4(g)	38,033
Other long-term assets	40,782	—	—		40,782
Total assets	$1,289,245	$415,700	$106,334		$1,811,279
Liabilities
Current liabilities
Short-term debt	$16,913	$400	$—		$17,313
Accounts payable	201,201	66,700	—		267,901
Other current liabilities	154,261	38,100	6,200	4(h)	198,561
Total current liabilities	372,375	105,200	6,200		483,775
Long-term debt	409,178	90,800	56,200	4(i)	556,178
Deferred income taxes	2,234	2,900	7,551	4(j)	12,685
Other long-term liabilities	38,043	89,800	890	4(k)	128,733
Total liabilities	821,830	288,700	70,841		1,181,371
Equity
Titan shareholders' equity
Common stock	—	—	—		—
Member's equity units ($1,000 par value per unit. 190,000 units authorized; 136,682 units outstanding at 2023)	—	132,400	(132,400)	4(l)	—
Additional paid-in capital	569,065	—	168,693	4(l)	737,758
Retained earnings	169,623	2,400	(8,600)	4(m)	163,423
Treasury stock (at cost, 5,809,414 shares at December 31, 2023)	(52,585)	—	—		(52,585)
Accumulated other comprehensive loss	(219,043)	(7,800)	7,800	4(n)	(219,043)
Total Titan shareholders’ equity	467,060	127,000	35,493		629,553
Noncontrolling interests	355	—	—		355
Total equity	467,415	127,000	35,493		629,908
Total liabilities and equity	$1,289,245	$415,700	$106,334		$1,811,279
See accompanying Notes to Condensed Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
(All amounts in thousands, except per share data)

	Historical Titan	Historical Carlstar Business for the year ended December 31, 2023	Transaction Adjustments	Note References	Pro Forma Combined

Net sales	$1,821,800	$615,200	$—		$2,437,000
Cost of sales	1,515,951	470,100	9,922	5(a)	1,995,973
Gross profit	305,849	145,100	(9,922)		441,027
Selling, general and administrative expenses	134,938	84,300	6,605	5(b)	225,843
Research and development expenses	12,539	3,200	—		15,739
Royalty expense	9,645	—	—		9,645
Income from operations	148,727	57,600	(16,527)		189,800
Interest expense, net	(18,785)	(33,800)	17,287	5(c)	(35,298)
Foreign exchange loss	(22,822)	—	—		(22,822)
Other income	2,628	56,100	—		58,728
Income before income taxes	109,748	79,900	760		190,408
Provision for income taxes	26,042	6,000	14,165	5(d)	46,207
Net income	83,706	73,900	(13,405)		144,201
Net income attributable to noncontrolling interests	4,946	—	—		4,946
Net income attributable to Titan and applicable to common shareholders	$78,760	$73,900	$(13,405)		$139,255

Earnings per common share:
Basic	$1.26				$1.87
Diluted	$1.25				$1.86
Average common shares and equivalents outstanding:
Basic	62,452		11,922	5(e)	74,374
Diluted	62,961		11,922		74,883

See accompanying Notes to Condensed Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.
Notes to Unaudited Condensed Combined Financial Statements
Amounts in thousands (except per share data)
(Unaudited)

1. DESCRIPTION OF TRANSACTION

On February 29, 2024, Titan International, Inc., a Delaware corporation (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among the Company, Titan Tire Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Holdings”), Carlstar Intermediate Holdings I, LLC (“Carlstar Intermediate”), AIPCF V Feeder (Cayman), LP (“AIPCF Cayman”), AIPCF V Feeder CTP Tire, LLC (together with Carlstar Intermediate and AIPCF Cayman, the “Sellers”) and The Carlstar Group, LLC (“Carlstar”) under which Holdings acquired all of the equity interest of Carlstar (the “Transaction”) for a total purchase price of approximately $296.2 million, consisting of $127.5 million of cash (the “Cash Consideration”) and $168.7 million of the Company’s common stock (11,921,766 shares at $14.15 per share) (the “Stock Consideration”), subject to certain customary adjustments including a working capital adjustment based on an agreed working capital target.

Carlstar is a global manufacturer and distributor of wheels and tires for a variety of end-market verticals including outdoor power equipment, power sports, trailers, and small to midsize agricultural and construction equipment. Carlstar has 17 manufacturing and distribution facilities located in four countries and provides solutions to customers in North America, Europe and China.

2. BASIS OF PRESENTATION

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K ("the 2023 Form 10-K") for the year ended December 31, 2023, and the audited historical financial information of Carlstar for the year ended December 31, 2023, and has been prepared as if the Transaction had occurred on January 1, 2023.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the consolidated balance sheet included in the 2023 Form 10-K with the historical audited balance sheet for Carlstar as of December 31, 2023, and has been prepared as if the Transaction had occurred on December 31, 2023. The unaudited pro forma condensed combined financial information herein has been prepared to illustrate the effects of the Transaction in accordance with U.S. GAAP and pursuant to Article 11 of Regulation S-X.

The Carlstar audited historical consolidated financial statements as of and for the year ended December 31, 2023 are included in this Current Report on Form 8-K/A. These statements should be read in conjunction with such historical financial statements. The historical consolidated financial information has been adjusted to give pro forma effect to reflect the accounting for the Transaction in accordance with U.S. GAAP. The historical Carlstar financial statements as of and for the year ended December 31, 2023 have been adjusted to reflect certain reclassifications to conform to the Company’s financial statement presentation in the unaudited pro forma condensed combined financial statements. In addition, amounts previously presented on the historical consolidated balance sheet of Carlstar for finance lease right of use assets in the amount of $700 have been reclassified into "Operating lease assets" on the unaudited pro forma condense combined balance sheet.

The Company has accounted for the Transaction under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of ASC 805. The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The final purchase price allocation may include changes to the amount of intangible assets, goodwill, and deferred taxes, as well as other items. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss

TITAN INTERNATIONAL, INC.
Notes to Unaudited Condensed Combined Financial Statements
Amounts in thousands (except per share data)
(Unaudited)
Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. Management is not aware of any material contingencies related to Carlstar.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any cost savings from future operating synergies or integration activities, if any, or any revenue, tax, or other synergies, if any, that could result from the Acquisition.

3. ACCOUNTING POLICIES

Acquisition accounting rules require evaluation of certain assumptions and estimates, as well as determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The Company has completed a preliminary review of accounting policies for purposes of the unaudited pro forma combined financial information and did not identify any material differences in accounting policies.

Management will conduct a final review of Carlstar’s accounting policies in an effort to determine if differences in accounting policies require adjustment of Carlstar’s results of operations or of assets or liabilities to conform to the Company’s accounting policies, or other adjustments which may be required by acquisition accounting rules. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

4. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS RELATED TO THE ACQUISITION

The allocation of the purchase price discussed below is preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Carlstar's tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, which may include other increases or decreases to amortization resulting from the allocation of the purchase price to amortizable tangible and intangible assets, along with the related income tax effect, may be material. The final allocation is subject to review and agreement with the prior equityholders of Carlstar. The working capital figure included in the consideration set forth below is also preliminary and subject to review and agreement with the prior equityholders of Carlstar in accordance with the terms of the Purchase Agreement.

The total consideration transferred as if the acquisition date were December 31, 2023 is presented as follows:

Amounts as of Acquisition Date, in thousands
Titan International, Inc. common stock	$168,693
Base cash consideration, net of cash acquired	127,500
296,193
Additional cash consideration for excess net working capital acquired	18,372
Other debt-like items	(3,665)
Total Consideration transferred to Sellers	$310,900

TITAN INTERNATIONAL, INC.
Notes to Unaudited Condensed Combined Financial Statements
Amounts in thousands (except per share data)
(Unaudited)
The preliminary allocation of the purchase price to the fair value of Carlstar’s assets acquired and liabilities assumed prepared is presented as follows.

	Note	Amounts as of Acquisition Date, in thousands
Cash and cash equivalents	4(a)	$19,400
Accounts receivable		71,000
Inventories	4(b)	150,600
Prepaid and other current assets		3,500
Property, plant, and equipment	4(c)	128,162
Operating lease assets	4(d)	98,000
Goodwill	4(e)	30,809
Intangible assets	4(f)	15,770
Fair value of assets acquired		517,241
Accounts payable		67,100
Other current liabilities		38,100
Deferred income taxes	4(j)	10,451
Other long-term liabilities	4(k)	90,690
Fair value of liabilities assumed		206,341
Total consideration transferred to Sellers		$310,900

4(a) The total impact of cash and cash equivalents related to the transaction accounting adjustments totaled $4,793, which is comprised of the following:

Amounts as of Acquisition Date, in thousands
Cash received from revolving credit facility	147,000
Cash consideration paid to the Sellers	(142,207)
Net pro forma cash adjustment	$4,793

4(b) Reflects $10,700 for the fair value adjustment of Carlstar’s inventories related to the increase from its book value to preliminary estimated fair value. The fair value of finished goods and work-in-process inventory represents the estimated selling price less estimate of cost to complete and sell.

4(c) Represents the adjustment in carrying value of Carlstar's property, plant and equipment from its historical gross book value to its preliminary estimated fair value. Of the total consideration, approximately $128,162 relates to fixed assets as illustrated in the table below. The fair value estimate for fixed assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for fixed assets may differ from this preliminary determination. The fair value of fixed assets is determined primarily using a combination of the cost approach and the sales comparison approach.

TITAN INTERNATIONAL, INC.
Notes to Unaudited Condensed Combined Financial Statements
Amounts in thousands (except per share data)
(Unaudited)

	Average Estimated Useful Life (years)	Historical Gross Carrying Amount	Historical Accumulated Depreciation Amount	Historical Property Plant and Equipment, net	Fair Value Adjustment	Preliminary Fair Value
Land and improvements	N/A	$6,456	$(2,295)	$4,161	$349	$4,510
Buildings and improvements	20.4	24,910	(8,966)	15,944	7,856	23,800
Machinery and equipment	7.2	175,183	(132,844)	42,339	45,857	88,196
Construction-in-progress	N/A	11,656	—	11,656	—	11,656
Total		$218,205	$(144,105)	$74,100	$54,062	$128,162

4(d) Represents an adjustment of $2,200 to increase the carrying value of Carlstar’s existing operating leases to its preliminary estimated fair value due to certain favorable operating leases. The final fair value determination for operating leases may differ from this preliminary determination.

4(e) Prior to the Acquisition, Carlstar's historical balance sheet included $5,100 of goodwill. As a result of the Transaction, goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. This adjustment of $25,709 represents the adjustment to increase the historical goodwill carrying value of Carlstar to its preliminary estimated fair value per the purchase price allocation table in Note 4. The goodwill balance will be lower for the final purchase accounting allocation due to unseasonably low accounts receivable as of December 31, 2023 as compared to February 29, 2024 accounts receivable acquired.

4(f) Represents the adjustments to eliminate historical Carlstar intangibles and to record the preliminary estimated fair value of intangible assets identified upon the acquisition. Of the total consideration, approximately $15,770 relates to identified intangible assets. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated after-tax cash flows that will be received for the intangible asset, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends impacting the asset and each cash flow stream. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results. The methodologies and significant assumptions utilized to value the intangible assets include using a discount rate that reflected the risks inherent in the cash flow stream as well as the nature of the asset.

The general categories of the acquired identified intangible assets are expected to be the following:

TITAN INTERNATIONAL, INC.
Notes to Unaudited Condensed Combined Financial Statements
Amounts in thousands (except per share data)
(Unaudited)

	Carrying Value	Weighted Average Amortization (in Years)
Customer lists/relationships	$10,347	10.00
Trade names	3,508	15.00
Other intangibles	1,915	6.25
Total	$15,770	10.66

4(g) Represents the adjustments to eliminate historical Carlstar deferred tax assets, which the Company is not expected to utilize following the acquisition. Refer to footnote 4(j) related to the deferred income tax liabilities resulting from the fair value adjustments.

4(h) Reflects the accrual of $6,200 of transaction-related expenses incurred by the Company associated with the Carlstar Transaction.

4(i) To fund the acquisition, the Company borrowed an additional $147,000 under its new revolving credit facility; The proceeds were partially used to terminate the term debt of $90,800 at Carlstar. The net impact of these pro forma adjustments is $56,200.

4(j) Reflects deferred income tax liabilities resulting from fair value adjustments. The estimates of deferred tax liabilities were determined based on the book and tax basis differences of the fair value step-ups attributable to the net assets acquired at a weighted average tax rate of 25%. The weighted average tax rate was based upon the jurisdictions of the net assets acquired. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired by jurisdiction.

4(k) Represents tax liabilities related to uncertain tax positions recorded by the Company related to the acquisition of Carlstar that are expected to be an obligation assumed by the Company.

4(l) Represents the elimination of Carlstar's historical additional paid in capital and record the additional paid in capital for the issuance of Titan common stock of $168,693 as part of purchase price consideration to the Sellers.

4(m) Represents the elimination of Carlstar's historical retained earnings and to record the $6,200 of transaction-related expenses incurred by the Company associated with the Carlstar Transaction.

4(n) Represents the elimination of Carlstar's historical accumulated other comprehensive income.

TITAN INTERNATIONAL, INC.
Notes to Unaudited Condensed Combined Financial Statements
Amounts in thousands (except per share data)
(Unaudited)
5. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS RELATED TO THE ACQUISITION FOR THE YEAR ENDED DECEMBER 31, 2023

5(a) Represents the following adjustments:

Note	Adjustment amount, in thousands
(i)	$(778)
(ii)	10,700
$9,922

(i) elimination of historic Carlstar fixed asset depreciation of $13,960 and the addition of recorded pro forma depreciation expense of $13,182 on the portion of purchase price allocated to fixed assets as follows:

	Preliminary Fair Value	Estimated Useful Life (years)	Total Depreciation Expense	Cost of Goods Sold	Selling, General and Administrative
Land and improvements	$4,510	N/A	$—	$—	$—
Buildings and improvements	23,800	20.4	1,167	1,050	117
Machinery and equipment	88,196	7.2	13,480	12,132	1,348
Construction-in-progress	11,656	N/A	—	—	—
Total	$128,162		$14,647	$13,182	$1,465
Less: Carlstar Historical Depreciation for the year ended December 31, 2023			$15,488	$13,960	$1,528
Pro Forma adjustment to depreciation expense			$(841)	$(778)	$(63)
The Pro Forma adjustment to depreciation expense is reduced compared to the historical depreciation recorded due to reset of estimated useful lives following the acquisition.

(ii) Reflects $10,700 for the amortization of the fair value adjustment of Carlstar’s inventories related to the increase from its book value to preliminary estimated fair value. The fair value of finished goods and work-in-process inventory represents the estimated selling price less estimate of cost to complete and sell.

5(b) Represents the following adjustments:

Note	Adjustment amount, in thousands
(i)	$321
(ii)	(63)
(iii)	6,200
(iv)	147
$6,605

(i) historic Carlstar intangible asset amortization of $1,367 and the addition of recorded pro forma amortization     expense of $1,688 on the portion of the purchase price allocated to definite-lived intangible assets as follows:

TITAN INTERNATIONAL, INC.
Notes to Unaudited Condensed Combined Financial Statements
Amounts in thousands (except per share data)
(Unaudited)

	Carrying Value	Weighted Average Amortization (in Years)	Amortization Expense
Customer lists/relationships	$10,347	10.00	$1,035
Trade names	3,508	15.00	234
Other intangibles	1,915	6.25	419
Total	$15,770	10.66	$1,688
Less: Carlstar Historical Amortization for the year ended December 31, 2023			$1,367
Pro Forma adjustment to amortization			$321

(ii) Historic Carlstar fixed asset depreciation of $1,528 and the addition of recorded pro forma depreciation expense of $1,465 as presented in 5(a) above.

(iii) Reflects the addition of $6,200 of transaction-related expenses incurred by the Company associated with the Carlstar Transaction.

(iv) Reflects the amortization of $147 related to the fair value adjustment of $2,200 associated with certain operating lease assets.

5(c) As stated above, the Company borrowed an additional $147,000 under a revolving credit facility to finance the acquisition of Carlstar. The proceeds were partially used to terminate the term debt of $90,800 at Carlstar. This adjustment represents a reduction in interest expense of $17,287 based on the prevailing SOFR rate less the impact of commitment fees that would be owed on the unused portion of the facility, in accordance with the terms of the credit agreement.

5(d) Represents an increase in income tax expense associated with the change in the ownership structure of Carlstar following the Transaction using the weighted average tax rate of 25%. The weighted average tax rate was based upon the jurisdictions of the net assets acquired. This estimate of the income tax expense is preliminary and is subject to change.

5(e) Titan issued common stock worth $168.7 million (11,921,766 shares at $14.15 per share) to the Sellers in connection with the acquisition of Carlstar.

6. UNADJUSTED PRO FORMA BALANCES

Accounting for Carlstar's Sale-Leaseback Transaction (6a)
During November 2023, Carlstar executed a sale-leaseback transaction for the manufacturing facilities located at Aiken, South Carolina, Clinton, Tennessee and Jackson, Tennessee, as well as the distribution center in Slinger, Wisconsin for net sales proceeds of $76.2 million. The transaction qualified for sale-leaseback accounting in accordance with ASC 842. Carlstar recorded a $56.2 million gain associated with this sale-leaseback transaction, which is included within other income within the unaudited pro forma condensed combined statement of operations.

TITAN INTERNATIONAL, INC.
Notes to Unaudited Condensed Combined Financial Statements
Amounts in thousands (except per share data)
(Unaudited)

If Carlstar had executed the sale-leaseback transaction as of January 1, 2023, the Company would have incurred incremental net expense of $4,969 comprised of additional lease expense, depreciation expense on the right of use asset, and offset by the reversal of depreciation expense on the buildings prior to the sale-leaseback. A pro forma adjustment has not been included as a part of the pro forma balance sheet and income statement.

Accounting for Carlstar's Transaction Costs (6b)
Carlstar incurred $5,498 of direct, incremental transaction costs related to costs incurred to sell the business that are reflected in the historical statement of operations for the year ended December 31, 2023. These charges include financial advisory fees, legal, accounting, other professional fees incurred by the Carlstar that are related to costs incurred to sell the business. A pro forma adjustment has not been included as a part of the pro forma balance sheet and income statement.

Provision for Income Taxes (6c)
Represents a decrease in income tax expense associated with the impact of the management adjustments above using the weighted average tax rate of 25%

The following table depicts the pro forma income statement as if the management adjustments above were included within the unaudited pro forma consolidated statement of operations for the year ended December 31, 2023.

	Pro Forma Combined	Management Adjustments	Note References	Adjusted Pro Forma Combined

Net sales	$2,437,000	$—		$2,437,000
Cost of sales	1,995,973	4,969	6(a)	2,000,942
Gross profit	441,027	(4,969)		436,058
Selling, general and administrative expenses	225,843	(5,498)	6(b)	220,345
Research and development expenses	15,739	—		15,739
Royalty expense	9,645	—		9,645
Income from operations	189,800	529		190,329
Interest expense, net	(35,298)	—		(35,298)
Foreign exchange loss	(22,822)	—		(22,822)
Other income	58,728	(56,200)	6(a)	2,528
Income before income taxes	190,408	(55,671)		134,737
Provision for income taxes	46,207	(13,918)	6(c)	32,289
Net income	144,201	(41,753)		102,448
Net income attributable to noncontrolling interests	4,946	—		4,946
Net income attributable to Titan and applicable to common shareholders	$139,255	$(41,753)		$97,502

Earnings per common share:
Basic	$1.87			$1.31
Diluted	$1.86			$1.30
Average common shares and equivalents outstanding:
Basic	74,374			74,374
Diluted	74,883			74,883
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